Consent of Independent Registered Public Accounting Firm

The Board of Directors
SunEdison, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-19159, 333-43474, 333-163318, 333-166623, 333-172396, 333-183550, and 333-189266) and on Form S-3 (Nos. 333-173147 and 333-191053) of SunEdison, Inc. of our report dated March 6, 2014, with respect to the consolidated balance sheets of SunEdison, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K of SunEdison, Inc.

/s/ KPMG LLP
St. Louis, Missouri
March 6, 2014